EXHIBIT 99

FOR IMMEDIATE RELEASE
October 24, 2001

DISNEY COMPLETES ACQUISTION OF
FOX FAMILY WORLDWIDE, INC.

    BURBANK, Calif.—The Walt Disney Company (NYSE:DIS) has completed its previously announced acquisition of Fox Family Worldwide, Inc. from Haim Saban and Fox Broadcasting Company. The acquisition closed on Wednesday with a final purchase price of $5.2 billion, including approximately $2.9 billion in cash and the assumption of $2.3 billion in Fox Family obligations.

    Michael D. Eisner, chairman and CEO, commented, "We are pleased to have completed this strategic acquisition, and are now turning with excitement to the launch of our new ABC Family service in the United States and the continued expansion of the Fox Kids services, which will ultimately be re-branded, in Europe, Latin America and elsewhere."